Exhibit 10.5
AMENDMENT NO. 2 TO SEPARATION AGREEMENT
     This Amendment No. 2 to Separation Agreement is made this 29th day of December by and between James W. Pluntze (the “Employee”) and NaviSite, Inc. (the “Company”).
     WHEREAS, the Employee and the Company are parties to a Separation Agreement dated July 31, 2007, as amended by that certain Amendment No.1 to Separation Agreement dated as of December 7, 2008 (the “Separation Agreement”);
     WHEREAS, the Employee and the Company desire to amend the Separation Agreement as set forth herein;
     WHEREAS, capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Separation Agreement.
     Now, therefore, for good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	Section 1(a) of the Separation Agreement is hereby amended as follows to add the following Section 1(a)(h):
“(h) “Release” shall mean a waiver and release (including confidentiality and non-disparagement provisions), based on the Company’s standard form, of any and all claims you may have against the Company and its parents, subsidiaries, affiliates, predecessors and successors, as well as each of their past, present and future stockholders, directors, officers, employees, consultants, representatives, attorneys, insurers, agents, assigns, any other legal entity describing the organizations or through which any of them conducts business, and their employee benefits plans and trustees, fiduciaries, and administrators of those plans.”
2.	Section 1(e)(iii) of the Separation Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) Reserved;”

3.	Section 1(e)(iv) of the Separation Agreement is hereby amended and restated in its entirety to read as follows:

“(iv) Reserved;”

4.	Section 1(e)(vii) of the Separation Agreement is hereby amended and restated in its entirety to read as follows:
“(vii) Notwithstanding anything to the contrary above, in order to establish “Good Reason” for a termination, (i) you must provide notice to the Company of the existence of the condition giving rise to the “Good Reason” within ninety (90) days following the initial existence of the condition and (ii) the Company has thirty (30) days following receipt of such notice to remedy such condition (the “Remedy Period”). Further, you must actually terminate your employment for Good Reason within ten (10) days following expiration of the Remedy Period to qualify as termination of employment with the Company by you for Good Reason.”
5.	Section 2(c) of the Separation Agreement is hereby amended and restated in its entirety to read as follows:
“The “Date of Termination” shall mean (i) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (ii) if your employment is terminated by the Company for Cause or other than for Cause, by you for Good Reason or for any other reason (other than Disability), the date specified in the Notice of Termination; provided that if termination is for “Good Reason”, such date must comply with the timing provisions set forth in the definition of Good Reason in Section 1(e).
6.	Section 3(b) of the Separation Agreement is hereby amended and restated in its entirety to read as follows:
“(b) Termination Without Cause; Voluntary Termination for Good Reason. Subject to Section 3(e) below and subject to the six (6) month delay for specified employees described in this Agreement, if your employment with the Company is terminated by the Company (other than for Cause, Disability or your death) or by you for Good Reason, then you shall be entitled to the benefits below. Notwithstanding the foregoing, unless otherwise prohibited by Section 409A, the Company shall not provide any benefit otherwise receivable by you pursuant to subsections (ii) — (v) of this paragraph (b) if an equivalent benefit is actually received by you from another employer during the six (6) month period following your termination, and any such benefit actually received by you shall be reported to the Company.
i.	The Company shall pay to you your full base salary through the Date of Termination at the rate in effect at the time of Notice of Termination is given, in accordance with the Company’s normal payroll procedures unless otherwise provided by law;

ii.	Subject to Section 3(e) below and subject to the six (6) month delay for specified employees described in this Agreement, the Company will pay as severance pay to you, severance payments at your annual base salary in effect on the Date of Termination, less applicable withholding, (together with the payments provided in paragraph (iii)-(v) below, the “Severance Payments”) for a six month period following the Date of Termination. Subject to Section 3(e) below and subject to the six (6) month delay for specified employees described in this Agreement, Severance Payments will be made in accordance with the Company’s normal payroll procedures;

iii.	Subject to Section 3(e) below and subject to the six (6) month delay for specified employees described in this Agreement, the Company will provide a Bonus Payment equal to your target bonus for the current fiscal year pro rated to your Date of Termination. In addition, subject to Section 3(e) below and subject to the six (6) month delay for specified employees described in this Agreement, the Company will pay you any unpaid bonus from the prior fiscal year;

iv.	Subject to Section 3(e) below and subject to the six (6) month delay for specified employees described in this Agreement, the Company shall pay to you all reasonable legal fees and expenses incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement in compliance with and subject to Section 409A; and

v.	Subject to Section 3(e) below and subject to the six (6) month delay for specified employees described in this Agreement, for up to a six (6) month period after such termination, the Company shall provide reimbursement to you for your actual COBRA payments for health benefits continuation provided you elect COBRA coverage.”
Notwithstanding the foregoing, in compliance with Section 409A (to the extent applicable), and notwithstanding any other provision of the Company’s plans in effect from time to time:
i.	The amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year;

ii.	The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred;

iii.	Reimbursement or right to an in-kind benefit shall not be subject to liquidation or exchange for another benefit; and

iv.	Each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.
7.	The last two sentences of Section 3(c) of the Separation Agreement are hereby amended and restated in their entirety to read as follows:
“The Gross-Up Payment will be made in a lump sum by the end of your taxable year next following your taxable year in which you remit the related taxes.”
8.	Section 3 of the Separation Agreement is hereby amended to add the following Section 3(e):

“(e) You acknowledge and agree that after the Date of Termination, but prior to payment of any of the Severance Payments, you shall execute the Release. You understand and agree that the payment of any of the Severance Payments is contingent upon your execution and delivery to the Company of the Release and such Release being effective and not revoked on the sixtieth (60th) day following the Date of Termination. Subject to the six (6) month delay for specified employees described in this Agreement, the Severance Payments under Sections 3(b)(ii), Section 3(b)(iv) and Section 3(b)(v) shall commence on the sixtieth (60th) day after your Date of Termination provided that the Release is effective on such date. Subject to the six (6) month delay for specified employees described in this Agreement, the Severance Payments under Section 3(b)(iii) shall be paid on the sixtieth (60th) day after your Date of Termination provided that the Release is effective on such date. If the Release is not effective on the sixtieth (60th) day after the Date of Termination, then you shall not be entitled to any Severance Payments and you shall only be entitled to receive your full base salary through the Date of Termination at the rate in effect at the time of Notice of Termination is given, in accordance with the Company’s normal payroll procedures unless otherwise provided by law. Your rights to any Severance Payments shall constitute your sole remedy in the event of termination of your employment. For purposes of this Agreement, your termination of employment shall mean your “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).”
9.	Section 5(a) of the Separation Agreement is hereby amended and restated in its entirety to read as follows:
“(a)” The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason (provided that the timing provisions set forth in the definition of Good Reason in Section 1(e) are complied with by you) if you elect to terminate your employment within ten (10) days following the expiration of the Remedy Period. As used in this Agreement, Company shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10.	The Separation Agreement is hereby amended to provide that any and all references to “Change of Control” shall be to “Change in Control”.
In all other respects, the Separation Agreement is hereby ratified and confirmed.
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IN WITNESS HEREOF, the parties hereto have executed this Amendment No 2. to Separation Agreement as of the day and year first set forth above.

NAVISITE, INC.
By:	/s/ R. Brooks Borcherding
	Name:	R. Brooks Borcherding
	Title:	President and Chief Executive Officer

EMPLOYEE
/s/ James W. Pluntze
Name: James W. Pluntze